Exhibit 10.2

AMENDED AND RESTATED
ADMINISTRATION AGREEMENT

among

HIGHER EDUCATION FUNDING I,

as Issuer

WILMINGTON TRUST COMPANY,

as Delaware Trustee,

THE BANK OF NEW YORK,

as Indenture Trustee,

THE BANK OF NEW YORK,

as Eligible Lender Trustee,

and

GOAL FINANCIAL, LLC,

as Issuer Administrator

Dated as of March 1, 2005

     THIS AMENDED AND RESTATED ADMINISTRATION AGREEMENT dated as of March 1, 2005 (as amended from time to time, this “Administration Agreement”), among HIGHER EDUCATION FUNDING I, a Delaware statutory trust (the “Issuer”), WILMINGTON TRUST COMPANY, a Delaware banking corporation, not in its individual capacity but solely as Delaware Trustee (the “Delaware Trustee”), THE BANK OF NEW YORK, a New York banking corporation, not in its individual capacity but solely as Indenture Trustee (in such capacity, the “Indenture Trustee”), and as Eligible Lender Trustee (in such capacity, the “Eligible Lender Trustee”) and GOAL FINANCIAL, LLC, a California limited liability company (the “Issuer Administrator”).

W I T N E S S E T H :

     WHEREAS, the Issuer may issue from time to time its (a) Student Loan Asset-Backed Notes (the “Notes”) pursuant to the Amended and Restated Indenture of Trust, dated as of March 1, 2005, among the Issuer, the Eligible Lender Trustee and the Indenture Trustee (together with any Supplemental Indentures and any amendments thereto made in accordance with their respective terms, the “Indenture”); and (b) its Trust Certificates pursuant to the Amended and Restated Trust Agreement, dated as of March 1, 2005 (as the same may be amended from time to time, the “Trust Agreement”), between the Delaware Trustee and Consolidation Loan Funding II, LLC, as depositor (together with its successors in interest, the “Owner”); and

     WHEREAS, pursuant to an Eligible Lender Trust Agreement, dated as of January 1, 2004 (as the same may be amended from time to time, the “Eligible Lender Trust Agreement”), between the Issuer and the Eligible Lender Trustee, the Eligible Lender Trustee shall hold legal title to Student Loans acquired by the Issuer as beneficial owner; and

     WHEREAS, pursuant to the Indenture, the Issuer and the Eligible Lender Trustee are assigning their respective interests in the Financed Eligible Loans and other collateral (the “Collateral”) to the Indenture Trustee; and

     WHEREAS, the Issuer desires to have the Issuer Administrator perform certain of the duties of the Issuer referred to in the Indenture, the Trust Agreement and the Eligible Lender Trust Agreement (collectively, the “Basic Documents”) and any other documents signed by the Delaware Trustee or the Eligible Lender Trustee on behalf of the Issuer (collectively, the “Trust Related Agreements”) or required by the Higher Education Act with respect to the Student Loans and to provide such additional services consistent with the terms of this Administration Agreement and the Trust Related Agreements as the Issuer and the Delaware Trustee may from time to time request; and

     WHEREAS, the Issuer Administrator has the capacity to provide the services required hereby and is willing to perform such services for Issuer on the terms set forth herein; and

     WHEREAS, the Issuer, The Bank of New York (Delaware), a Delaware banking corporation, not in its individual capacity but solely as Delaware Trustee, the Indenture Trustee, the Eligible Lender Trustee and Lord Securities Corporation, a Delaware

1	A/R ADMINISTRATION AGREEMENT

corporation, as Issuer Administrator, are parties to that certain Administration Agreement dated January 1, 2004 (the “Original Agreement”); and

     WHEREAS, the parties hereto desire to amend and restate the Original Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Agreement as follows:

     Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Basic Documents.

     Section 1. Duties of the Issuer Administrator.

     (a) Duties with Respect to the Trust Related Agreements.

          (i) The Issuer Administrator agrees to perform all its duties under this Administration Agreement and the Trust Related Agreements. In addition, the Issuer Administrator shall consult with the Delaware Trustee regarding the duties of the Issuer and the Delaware Trustee under the Trust Related Agreements. The Issuer Administrator shall monitor the performance of the Issuer and shall advise the Eligible Lender Trustee and the Delaware Trustee when action is necessary to comply with the Issuer’s duties under the Trust Related Agreements. The Issuer Administrator shall prepare for execution by the Issuer, or shall cause the preparation by other appropriate persons or entities of, all such documents, reports, filings, instruments, certificates and opinions that it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Trust Related Agreements. In furtherance of the foregoing, the Issuer Administrator shall take all appropriate action that is the duty of the Issuer to take pursuant to the Trust Related Agreements, including, without limitation, such of the foregoing as are required with respect to the following matters under the Trust Related Agreements:

               (A) directing the Indenture Trustee by Issuer Order to deposit moneys with Paying Agents, if any, other than the Indenture Trustee;

               (B) preparing and delivering notice to the Holders of the removal of the Indenture Trustee and the appointment of a successor Indenture Trustee;

               (C) preparing an Issuer Order and obtaining an opinion of counsel, if necessary, for the release of property of the Trust Estate;

               (D) preparing Issuer Certificates and obtaining opinions of counsel with respect to the execution of amendments to the Trust Related Agreements and the delivering to the Holders, the Rating Agencies and any other parties to whom notice is required to be sent notices with respect to such amendments;

               (E) paying all expenses in connection with the issuance of the Notes;

2	A/R ADMINISTRATION AGREEMENT

               (F) prepaying (from the Trust Estate) or accelerating the Notes and the related notice to the Indenture Trustee;

               (G) taking all actions on behalf of the Issuer necessary under any Guarantee Agreement;

               (H) responding to inquiries and requests made by borrowers, educational institutions, Guarantee Agencies, the Indenture Trustee and other parties with respect to the Financed Eligible Loans and to requests by independent auditors for information concerning the Issuer’s financial affairs;

               (I) maintaining financial records concerning the Financed Eligible Loans and, if furnished adequate information with respect to financial affairs not related to the Financed Eligible Loans, preparing and maintaining a general ledger and financial statements for the Issuer;

               (J) providing instructions to the Issuer and the Eligible Lender Trustee with respect to the administration of the Financed Eligible Loans;

               (K) furnishing to the Issuer, the Indenture Trustee or the Eligible Lender Trustee copies of reports received with respect to the Financed Eligible Loans, and preparing a Monthly Servicing Report and such additional reports with respect to the Financed Eligible Loans, as the Issuer or the Eligible Lender Trustee may reasonably request from time to time;

               (L) preparing, or causing to be prepared, and furnishing to the Issuer annual operating budgets, quarterly statistical reports and cash flow projections as required under the Indenture;

               (M) performing such other services with respect to administration of the Financed Eligible Loans as the Issuer or the Eligible Lender Trustee may reasonably request;

               (N) completing and filing all tax returns and tax filings as required pursuant to Section 2.03 of the Trust Agreement;

               (O) informing the Delaware Trustee if any withholding is required pursuant to Section 5.01 of the Trust Agreement;

               (P) handling all accounting matters pursuant to Section 5.04 of the Trust Agreement;

               (Q) preparing all reports required by the Higher Education Act in connection with Financed Student Loans;

               ( R) executing any Trust Related Agreements on behalf of the Issuer; and

3	A/R ADMINISTRATION AGREEMENT

               (S) calculating the Net Reject Rate and making related calculations required by Section 26 of the First Supplemental Indenture dated as of January 1, 2004 (the “First Supplemental Indenture”) and Section 15 of the Second Supplemental Indenture dated as of March 1, 2005.

     (b) Duties with Respect to Servicing and Guarantees.

          (i) The Issuer Administrator shall consolidate, prepare and report all pertinent information to the Department of Education on the “Lender Reporting System Report” (or such successor report as may be applicable).

     (c) Additional Duties.

          (i) In addition to the duties of the Issuer Administrator set forth above, the Issuer Administrator shall perform, or cause to be performed, its duties and obligations and the duties and obligations of the Delaware Trustee on behalf of the Issuer under the Trust Agreement.

          (ii) In furtherance of the foregoing, the Issuer shall execute and deliver to the Issuer Administrator one or more powers of attorney substantially in the form of Exhibit A hereto, appointing the Issuer Administrator the attorney-in-fact of the Issuer for the purpose set forth therein. Subject to Section 5 hereof, and in accordance with the directions of the Issuer, or the Delaware Trustee, the Issuer Administrator shall administer, perform or supervise the performance of such other activities in connection with the Trust Estate (including the Trust Related Agreements) as are not covered by any of the foregoing provisions and as are expressly requested by the Issuer or the Delaware Trustee. The Issuer Administrator agrees to perform such obligations and deliver such notices as are specified to be performed or delivered by the Issuer Administrator under the Trust Related Agreements.

          (iii) In carrying out the foregoing duties or any of its other obligations under this Agreement, the Issuer Administrator may enter into transactions or otherwise deal with any of its affiliates; provided, however, that the terms of any such transactions or dealings shall be in accordance with any directions received from the Issuer or the Delaware Trustee and shall be, in the Issuer Administrator’s opinion, no less favorable to the Issuer or the Delaware Trustee than would be available from unaffiliated parties.

          (iv) In carrying out any of its obligations under this Agreement, the Issuer Administrator may act either directly or through agents, attorneys, accountants, independent contractors and auditors and enter into agreements with any of them.

     (d) Non-Ministerial Matters.

          (i) With respect to matters that in the reasonable judgment of the Issuer Administrator are non-ministerial, the Issuer Administrator shall not be under any obligation to take any action, and in any event shall not take any action, unless the Issuer Administrator shall have received instructions from the Delaware Trustee or the

4	A/R ADMINISTRATION AGREEMENT

Owner. For the purpose of the preceding sentence, “non-ministerial matters” shall include, without limitation:

               (A) the amendment of or any supplement to the Trust Related Agreements;

               (B) the initiation of any action, claim or lawsuit by the Issuer and the compromise of any action, claim or lawsuit brought by or against the Issuer, except for actions, claims or lawsuits initiated in the ordinary course of business by the Issuer or its agents or nominees for the collection of amounts owed in respect of Financed Eligible Loans;

               (C) the appointment of successor Indenture Trustees pursuant to the Indenture, or the consent to the assignment by the Indenture Trustee of its obligations under the Indenture;

               (D) the removal of the Indenture Trustee; and

               (E) the amendment, change or modification of this Agreement or any Trust Related Agreement, except for amendments, changes or modifications that do not either (1) reduce in any manner the amount of, or delay the timing of, or collections of payments with respect to the Financed Eligible Loans or (2) materially reduce the underwriting standards with respect to the Financed Eligible Loans.

          (ii) Notwithstanding anything to the contrary in this Administration Agreement, the Issuer Administrator shall not be obligated to, and shall not (A) make any payments to the Holders under the Trust Related Agreements, (B) sell the Trust Estate pursuant to the Indenture or (C) take any action that the Issuer or the Delaware Trustee directs the Issuer Administrator not to take on its behalf.

          (iii) The foregoing Non-Ministerial Matters shall only be performed by the Issuer Administrator with prior Rating Agency Confirmation.

     (e) Additional Duties. The Issuer Administrator shall perform the following additional duties:

          (i) supervising the closing of the sale of any series of Notes including the payment of the costs of issuance for any series of Notes;

          (ii) selecting and assigning Servicers and Guarantors and negotiating and/or renegotiating contracts, terms and/or pricing with Servicers and/or Guarantors; and

          (iii) selecting and assigning, and negotiating and renegotiating for the services of professional personnel such as, without limitation, accountants, investment bankers, attorneys and Rating Agencies.

     (f) Indemnification.

5	A/R ADMINISTRATION AGREEMENT

          The Issuer Administrator will:

          (i) indemnify the Indenture Trustee, the Eligible Lender Trustee and their respective agents for, and hold them harmless against, any losses, liability, claim, action, suit, cost or expense, of any kind or nature whatsoever, including reasonable attorney’s fees and expenses, incurred without negligence, misconduct or bad faith on their part, arising out of the misconduct, negligence or bad faith or other act of the Issuer Administrator in the performance of the Issuer Administrator’s duties contemplated by this Agreement; and

          (ii) indemnify the Issuer and the Delaware Trustee and their respective agents for, and hold them harmless against, any losses, liability, claim, action, suit, cost or expense, of any kind or nature whatsoever, including reasonable attorney’s fees and expenses, incurred without negligence, misconduct or bad faith on their part, arising out of the misconduct, negligence or bad faith or other act of the Issuer Administrator in the performance of the Issuer Administrator’s duties contemplated by this Agreement; provided, however, that the Issuer Administrator shall not be required to indemnify the Indenture Trustee, the Issuer or the Delaware Trustee pursuant to Section 1(f)(i) or (ii) hereof so long as the Issuer Administrator has acted pursuant to the instructions of the Delaware Trustee or the Owner in accordance with subsection (d) hereof.

     (g) In the event that the Issuer Administrator determines that it would be beneficial to the Issuer for a party other than the Issuer Administrator to perform any of the duties under this Section 1, it will notify the Issuer and, subject to first obtaining Rating Agency Confirmation, the parties to this Agreement may either amend this Agreement or delegate those duties to another party. However, until such Rating Agency Confirmation is obtained, no such amendment or delegation shall be effective. Notwithstanding the foregoing, the parties hereto agree and acknowledge that (i) the Issuer Administrator is entering into that certain Verification Agent Agreement of even date herewith with Lord Securities Corporation, and (ii) the Rating Agency Confirmation shall not be required to be satisfied in connection therewith.

     (h) In furtherance of subparagraphs (a), (b), (c) and (d), the Issuer Administrator’s duties shall include:

1.	Compliance For Student Loans:

(i)	Track on an ongoing basis the aggregate Principal Balance of all Student Loans being acquired which are not Consolidation Loans and verify that the aggregate Principal Balance of all Student Loans which are not Consolidation Loans does not exceed the limit set forth in the applicable Supplemental Indenture;

(ii)	Verify, based upon information periodically provided by Servicers, that the Student Loans being acquired with “graduated repayment characteristics” (bearing interest only for the first one-third of the payment term) does not exceed the limit as set forth in the applicable Supplemental Indenture;

6	A/R ADMINISTRATION AGREEMENT

(iii)	Track on an ongoing basis the aggregate Principal Balance of all Consolidation Loans being acquired which have an interest rate of 5.0% or higher and verify that the Premium, Origination Fees and Borrower Benefits being paid for those Consolidation Loans do not exceed the limits set forth in the applicable Supplemental Indenture and track on an ongoing basis the aggregate Principal Balance of all Consolidation Loans being acquired which have an interest rate of less than five percent (5%) and verify that the Premium and Origination Fees being paid for those Consolidation Loans do not exceed the limits set forth in the applicable Supplemental Indenture;

(iv)	Track on an ongoing basis and verify that not more than three percent (3%) of the Financed Student Loans purchased which are Consolidation Loans have original principal balances at the time of purchase of less than fifteen thousand dollars ($15,000); provided, however, that any Consolidation Loan which was purchased with an original principal balance of less than fifteen thousand dollars ($15,000) at the time of purchase, but for which a subsequent Add-On Loan has been made and the principal balance of the Add-On Loan, when added to the original principal balance of such Consolidation Loan at the time of purchase, shall cause the original principal balance of such Consolidation Loan to exceed fifteen thousand dollars ($15,000), shall be excluded from the computation of the three percent (3%) limitation.

(v)	Track on an ongoing basis the aggregate Principal Balance of all Student Loans which a “borrower benefit” is being offered to verify that the percentage of Student Loans offering a “borrower benefit” does not exceed the allowable limit as set forth in a Supplemental Indenture; and

(vi)	Track on an ongoing basis the aggregate Principal Balance of all Consolidation Loans being acquired which have an interest rate of five percent (5%) or greater to verify that the aggregate Principal Balance of those Consolidation Loans does not exceed the limit as set forth in a Supplemental Indenture.

7	A/R ADMINISTRATION AGREEMENT

2.	Review, verify and compare “Loan Origination Disbursements Made Reports” received from Great Lakes Higher Education Corporation and/or ACS Education Loan Services, Inc. (or any other Servicer, if Rating Agency Confirmation is first received) with the “Loan Transfer Addendum” received from Consolidation Loan Funding II, LLC and, if all documents are in order, execute the “Loan Transfer Addendum”, issue and sign an “Eligible Loan Acquisition Certificate” and instruct the Eligible Lender Trustee (The Bank of New York), via facsimile, to transfer the principal and Premium of the acquired Student Loans to Consolidation Loan Funding II, LLC.

3.	Distribution Date Process:

(i)	Prepare, sign and deliver to the Trustee the “Consolidation Loan Rebate Fee Report” and execute an Issuer Order for the payment of the fee due the Department of Education;

(ii)	On each Monthly Calculation Date, recalculate and verify the amount deposited by the Trustee into the Interest Account for the payment of interest (discount) on all Notes due for payment during the next month;

(iii)	On each Monthly Calculation Date, recalculate and verify the amount deposited by the Trustee into the Administration Fund for the payment of the Broker-Dealer and Auction Agent Fees for the next month;

(iv)	On each Monthly Calculation Date, calculate and verify the amount deposited by the Trustee into the Administration Fund for the payment of Servicing Fees for the next month; and

(v)	Execute individual Issuer Orders for the payment of all Fees listed above except for the amount transferred into the Interest Account.

4.	Reserve Fund Compliance:

(i)	Monitor the Specified Reserve Account Balance and determine whether on each Monthly Calculation Date the Specified Reserve Account Balance requirement is met, which is currently the following:

(a)	three-quarters of one percent (0.75%) of the aggregate principal amount of the Notes then outstanding; or

(b)	such other amount specified in a Supplemental Indenture; provided, however, that in no event should the amount be less than two million dollars ($2,000,000).

(ii)	If necessary, replenish the Reserve Fund with any amounts required from the Collection Account.

8	A/R ADMINISTRATION AGREEMENT

(iii)	On the 20th day of each month, provide the Trustee with a report identifying the Principal Balance of all Financed Eligible Loans which are more than 270 days delinquent and the claims on which have not been paid by a Guarantee Agency of the Secretary of Education (whether or not such claims are pending).

5.	Limits on Fees:

(i)	Verify that the Fees paid do not exceed or are in compliance with the following:

(a)	The annual fees of the Trustee, Delaware Trustee, the Eligible Lender Trustee and the Market Agent authorized by each applicable Supplemental Indenture then in effect;

(b)	The Broker-Dealer Fee payable is at the Broker-Dealer Fee Rate authorized by each applicable Supplemental Indenture then in effect;

(c)	The Auction Agent fee payable is at the Auction Agent Fee Rate authorized by each applicable Supplemental Indenture then in effect;

(d)	There will be no other additional payments on the above Note Fees unless prior Rating Agency Confirmation is obtained;

(e)	The Administration Fees do not exceed the amounts contemplated by the definition of Administration Fee in the applicable Supplemental Indenture;

(f)	Servicing fees do not exceed the amounts established in the Servicing Agreements; and

(g)	The aggregate amount of Servicing Fees, Administration Fees and Note Fees paid from the Administration Fund does not exceed the amount as provided for by the Supplemental Indentures then in effect.

(ii)	Verify that all Issuer Orders directing the payment of Fees from the Administration Fund have attached to it the appropriate invoice from the payee.

6.	Compliance on Sale of Loans: Verify that the Issuer complies with the loan sale provisions as set forth in the Indenture or a Supplemental Indenture which currently are as follows:

(i)	Except as set forth in a Supplemental Indenture or with Rating Agency Confirmation, the Issuer may direct the sale of Student Loans in the Acquisition Fund only in the following circumstances:

9	A/R ADMINISTRATION AGREEMENT

(a)	To the Depositor or other seller if such party is required to repurchase such Student Loan pursuant to a Student Loan Purchase Agreement;

(b)	In order to avoid an Event of Default;

(c)	To a Guarantee Agency; and

(d)	If all of the Student Loans are sold at a price sufficient to defease all obligations outstanding under the Indenture.

(ii)	Prior to any such sale the Trustee shall have received an Issuer Certificate certifying that such sale will not materially adversely affect the Issuer’s ability to pay Debt Service on the Outstanding Notes and Outstanding Other Obligations, Carry-Over Amounts (including accrued interest thereon) with respect to the Outstanding Notes, Servicing Fees, Administration Fees or Note Fees, or other obligations with respect to the Notes; and

(iii)	All funds received from such loan sale must be deposited in the Collection Fund.

7.	Verify the Applicable Interest Rate:

(i)	Verify the Applicable Interest Rate for each period which during each interest period following the Initial Interest Period will be determined in accordance with the Auction Procedures but which shall not exceed the Maximum Rate.

(ii)	Determine the Maximum Rate as set forth in a Supplemental Indenture, which on any date of determination is currently the interest rate per annum equal to the least of: (a) the Maximum Auction Rate, (b) the Maximum Interest Rate and (c) during the occurrence of a Net Loan Rate Restriction Period, the Net Loan Rate, in each case rounded to the nearest one thousandth (0.001) of 1%.

(iii)	Determine the Maximum Auction Rate as set forth in a Supplemental Indenture which is currently as follows: for any Auction, a per annum interest rate on the Series 2004-1 Notes which, when taken together with the interest rate on the Series 2004-1 Notes for the one-year period ending on the final day of the proposed Auction Period, would result in the average interest rate on the Series 2004-1 Notes for such period either (a) not being in excess (on a per annum basis) of the average of the Ninety-One Day United States Treasury Bill Rate plus 1.20% for such one-year period (if any one of the ratings assigned by the Rating Agencies to the Series 2004-1 Notes are “Aa3” or “AA-” or better), (b) not being in excess (on a per annum basis) of the Ninety-One Day United States Treasury Bill Rate plus 1.50% for such one-year period (if any one of the

10	A/R ADMINISTRATION AGREEMENT

ratings assigned by the Rating Agencies to the Series 2004-1 Notes is less than “Aa3” or “AA-” but both are at least any category of “A”), or (c) not being in excess (on a per annum basis) of the average of Ninety-One Day United States Treasury Bill Rate plus 1.75% for such one-year period (if any one of the ratings assigned by the Rating Agencies to the Series 2004-1 Notes is less than the lowest category of “A”); provided, however, that if the Series 2004-1 Notes have not been Outstanding for at least such one-year period then for any portion of such period during which such Series 2004-1 Notes were not Outstanding, the interest rates on the Series 2004-1 Notes for the purposes of this calculation shall be deemed to be equal to such rates as the Market Agent shall determine were the rates of interest on equivalently rated auction securities with comparable lengths of auction periods during such period; provided further, however, that for any Auction with respect to any Series 2004-1 Notes rated any category of “A” or better by Moody’s & S&P, respectively, the Maximum Auction Rate shall not exceed the Applicable LIBOR-Based Rate plus 1.50%.

(iv)	Verify the Maximum Interest Rate as set forth in a Supplemental Indenture, which with respect to the Series 2004-1 Notes is currently the lesser of (a) 17% per annum (or such higher rate as the Issuer may establish with a Rating Agency Confirmation) or (b) the highest rate the Issuer may legally pay, from time to time, as interest on the Notes.

(v)	Determination of Net Loan Rate Trigger Date event as set forth in a Supplemental Indenture which is currently as follows:

(a)	Determine whether on the 25th day of a month which immediately follows three consecutive months for which either (a) the daily weighted average of the Auction Rates for each series of Notes bearing interest based upon an auction mode in effect during the month for which such calculation is being made exceeded a per annum rate equal to the sum of (i) the bond equivalent yield of the 91-Day United States Treasury Bills sold at the last auction prior to the 25th day of the month for which such calculation is being made plus (ii) 1.0%; or (b) the most recently available Three-Month LIBOR as of the Reset Date for the CP Rate in the month for which calculation is being made is equal to or greater than the sum of (i) the CP Rate for the applicable month plus (ii) 0.25%.

(b)	Determine the Net Loan Rate Termination Date which is, for a series of Series 2004-1 Notes for which the Net Loan Rate Trigger Date has occurred, the 25th day of a month which immediately follows two consecutive months for which both (a) the daily weighted average of the Auction Rate for each series of Notes bearing interest based upon an auction mode in effect during the month for which the calculation is being made was equal to or

11	A/R ADMINISTRATION AGREEMENT

less than a per annum rate equal to the sum of (i) the bond equivalent yield of 91-Day United States Treasury Bills sold at the last auction prior to the 25th day of the month for which such calculation is being made plus (ii) 1.0% and (b) the most recently available Three-Month LIBOR as of the Reset Date for the CP Rate in the month for which such calculation is being made is less than the sum of (i) the CP Rate for the month for which such calculation is being made plus (ii) 0.25%.

(c)	If under a Net Loan Period, then Calculate the Net Loan Rate by dividing (a) the product of 12 times the sum of the following amounts accrued during the most recent calendar month that ended at least 25 days before the start of such Auction Period (except for (i) below, whether or not actually received or paid): (i) interest (including Interest Subsidy Payments), assumed Special Allowance Payments and late fees collected with respect to the Financed Student Loans, after giving effect to borrower incentives and similar programs, plus (ii) investment earnings on amounts in the Funds, plus (iii) any Counterparty Swap Payments minus (iv) any rebate fees due to the U.S. Department of Education with respect to Financed Student Loans that are Consolidation Loans, minus (v) any Issuer Swap Payments, minus (vi) the interest accrued on all Outstanding Notes other than those that bear interest based upon an auction mode, minus (vii) the Note Fees, Administration Fees and Servicing Fees; by (b) the aggregate principal balance of all Notes bearing interest based upon an auction mode that are Outstanding on the date of such calculation. For this purpose, the Special Allowance Payment shall be computed based upon the bond equivalent yield of 91- Day United States Treasury Bills most recently auctioned, or the CP rate, as applicable (whether or not the actual Special Allowance Payment rate could then be determined); and, provided further, however, that this definition may be modified at the direction of the Issuer upon receipt by the Trustee of (i) written consent of the Market Agent and (ii) written consent from each Rating Agency then rating the Series 2004-1 Notes that such change will not in and of itself result in a reduction of the rating on any Series 2004-1 Notes.

8.	Surplus Fund: Verify that before any amounts from the Surplus Fund are released to the Issuer in accordance with the terms of the Indenture and a Supplemental Indenture, that the Asset Release Requirement is met. Any Issuer Order requesting such release shall identify the Senior Asset Percentage and the Subordinate Asset percentage used in making the calculation of the Asset Release Requirement and provide the Trustee with the calculation of the Aggregate value of the assets held under the Indenture, the principal amount of all Notes Outstanding, the accrued interest on Outstanding Senior Notes, the accrued

12	A/R ADMINISTRATION AGREEMENT

Issuer Swap Payments with respect to Senior Swap Agreements, the accrued fees with respect to Senior Credit Enhancement Facilities, the accrued interest on all Outstanding Subordinate Notes, the accrued Issuer Swap Payments (other than with respect to Junior Subordinate Swap Agreements), the accrued fees with respect to Credit Enhancement Facilities (other than Junior Subordinate Credit Enhancement Facilities) and the Asset Release Requirement.

9.	Redemption: Verify the Mandatory Redemption of the Notes pursuant to the terms of the Indenture and applicable Supplemental Indenture, which is currently as follows:

(i)	On any Interest Payment Date following the end of an Acquisition Period, on a first in-first out basis from the remaining amount in the Acquisition Fund.

(ii)	On any Interest Payment Date following the end of each Revolving Period, from revenues deposited in the Retirement Account.

(iii)	Verify before any Subordinate Note is Redeemed, while Senior Notes remain outstanding, that the Senior Asset Requirement is met.

10.	Verification that each investment of moneys within any Fund constitutes a Permitted Investment.

11.	Preparation of Moody’s Investors Services Monthly Monitoring Report (attached as Exhibit B) and delivery of the Report to Moody’s and the Issuer.

12.	Maintenance and record keeping of the Trust’s General Ledger and other relevant records and preparation of monthly unaudited financial statements.

13.	Providing for and assisting in the completion of the audit of the financial statements of the Issuer.

14.	Administration and maintenance of the reports of servicers and others used in connection with the administration of, “borrower benefits” programs and verification that such “borrower benefits” programs are in compliance with the Indenture and the Supplemental Indentures.

15.	All other activities required or expected from the Issuer Administrator for the smooth operation of the business.

     Section 2. Records. The Issuer Administrator shall maintain appropriate books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Issuer, the Indenture Trustee, the Holders, the Eligible Lender Trustee, the Delaware Trustee and the Owner at any time during normal business hours.

13	A/R ADMINISTRATION AGREEMENT

     Section 3. Compensation. As compensation for the performance of the Issuer Administrator’s obligations under this Agreement and as reimbursement for its expenses related thereto, the Issuer Administrator shall be entitled to a fee as set forth in the engagement letter dated March 10, 2005 between the Issuer and the Issuer Administrator (the “Engagement Letter”). The payment of the foregoing fee shall be solely an obligation of the Issuer to be paid solely out of the Trust Estate. The compensation set forth in the Engagement Letter cannot be changed without Rating Agency Confirmation.

     Section 4. Additional Information to be Furnished. The Issuer Administrator, within 120 days of the date of this Agreement, shall furnish to the Issuer and the Indenture Trustee a manual setting forth the policies and procedures the Issuer Administrator will follow with respect to the discharge of its duties set forth in Section 1 of this Administration Agreement. The Issuer Administrator shall update the manual once each calendar quarter thereafter. In addition, the Issuer Administrator shall furnish to the Issuer and the Indenture Trustee from time to time such additional information regarding the Trust Estate as the Issuer or the Indenture Trustee shall reasonably request.

     Section 5. Independence of the Issuer Administrator. For all purposes of this Administration Agreement, the Issuer Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer, the Eligible Lender Trustee or the Delaware Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the Eligible Lender Trustee or the Delaware Trustee or unless otherwise provided in this Agreement, the Issuer Administrator shall have no authority to act for or represent the Issuer, the Eligible Lender Trustee or the Delaware Trustee in any way and shall not otherwise be deemed an agent of the Issuer, the Eligible Lender Trustee or the Delaware Trustee.

     Section 6. No Joint Venture. Nothing contained in this Agreement: (a) shall constitute the Issuer Administrator and any of the Issuer, the Eligible Lender Trustee, the Delaware Trustee or the Owner as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity; (b) shall be construed to impose any liability as such on any of them; or (c) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

     Section 7. Other Activities of the Issuer Administrator. Nothing herein shall prevent the Issuer Administrator or its affiliates from engaging in other businesses or, in its or their sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer, the Eligible Lender Trustee, the Delaware Trustee or the Indenture Trustee.

     Section 8. Term of Agreement; Resignation and Removal of Issuer Administrator. Unless sooner terminated in accordance with the provisions of this Section, this Agreement shall remain in full force and effect until the dissolution of the Issuer, in which event this Agreement shall automatically terminate. The Issuer Administrator may resign its duties hereunder by providing the Issuer and the Rating Agencies with at least one hundred eighty (180) days’ (or such shorter period of time as to which a Rating Agency Confirmation has been obtained) prior written notice. The Issuer Administrator may be removed immediately upon

14	A/R ADMINISTRATION AGREEMENT

written notice of termination from the Issuer or the Indenture Trustee to the Issuer Administrator and the Rating Agencies if any of the following events shall occur:

          (a) the Issuer Administrator shall default in the performance of any of its duties under this Agreement and, after notice of such default, shall not cure such default within ten days (or, if such default cannot be cured in such time, shall not give within ten days such assurance of cure as shall be reasonably satisfactory to the Issuer);

          (b) a court having jurisdiction in the premises shall enter a decree or order for relief, and such decree or order shall not have been vacated within 60 days, in respect of the Issuer Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Issuer Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

          (c) the Issuer Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Issuer Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

       The Issuer Administrator agrees that if any of the events specified in clause (a), (b) or (c) of this Section shall occur, it shall give written notice thereof to the Issuer, the Indenture Trustee and to the Rating Agencies within seven days after the happening of such event. The Issuer Administrator agrees that it will not commence or consent to the events specified in clause (c) without the prior written consent of the Issuer.

       No resignation or removal of the Issuer Administrator pursuant to this Section shall be effective until (i) a successor Issuer Administrator shall have been appointed by the Issuer (with the consent of the Delaware Trustee and the Eligible Lender Trustee); (ii) such successor Issuer Administrator shall have a net worth of at least $5,000,000 and shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Issuer Administrator is bound hereunder and (iii) a Rating Agency Confirmation is first obtained with respect to such resignation or removal.

       The appointment of any successor Issuer Administrator shall be effective only if a Rating Agency Confirmation shall have been obtained with respect to such appointment.

        Section 9. Action Upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Agreement pursuant to Section 8 hereof or the resignation or removal of the Issuer Administrator pursuant to Section 8 hereof, respectively, the Issuer Administrator shall be entitled to be paid all fees and reimbursable expenses accruing to it to the date of such termination, resignation or removal. The Issuer Administrator shall forthwith upon such termination deliver to the Issuer all property and documents of or relating to the Trust

15	A/R ADMINISTRATION AGREEMENT

Estate then in the custody of the Issuer Administrator. In the event of the resignation or removal of the Issuer Administrator, the Issuer Administrator shall cooperate with the successor Issuer Administrator and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Issuer Administrator.

     Section 10. Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

     If to the Issuer Administrator, to:

Goal Financial, LLC
9477 Waples Street, Suite 100
San Diego, California 92121
Attention: Ryan Katz

     If to the Rating Agencies:

Moody’s Investors Service
99 Church Street
New York, New York 10007
Attention: Sharon Asch

Standard & Poor’s Ratings Services
55 Water Street
New York, New York 10041

     If to the Issuer, to:

Higher Education Funding I
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration

     If to the Indenture Trustee or the Eligible Lender Trustee, to:

The Bank of New York
10161 Centurion Parkway, 2nd Floor
Jacksonville, Florida 32256
Attention: Corporate Trust Department

     If to the Delaware Trustee, to:

16	A/R ADMINISTRATION AGREEMENT

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand delivered to the address of such party as provided above.

     Section 11. Amendments. This Agreement may be amended from time to time by written instrument signed by the parties hereto so long as a Rating Agency Confirmation has been obtained with respect to such amendment.

     Section 12. Successors and Assigns. This Agreement may not be assigned by the Issuer Administrator unless such assignment is previously consented to in writing by the Issuer, the Delaware Trustee, the Holders, the Eligible Lender Trustee and the Indenture Trustee, and unless (i) each Rating Agency shall have been given sixty (60) days’ prior notice of such assignment and (ii) a Rating Agency Confirmation has been obtained with respect to such assignment. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Issuer is bound hereunder. Notwithstanding the foregoing, this Agreement may be assigned by the Issuer Administrator without the consent of the Issuer, the Eligible Lender Trustee or the Delaware Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Issuer Administrator; provided that such successor organization executes and delivers to the Issuer, the Eligible Lender Trustee, the Delaware Trustee and the Issuer Administrator an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of the assignment in the same manner as the Issuer Administrator is bound hereunder, and (i) each Rating Agency shall have been given sixty (60) days’ prior notice of such assignment and (ii) a Rating Agency Confirmation shall have been obtained with respect to, such assignment. Subject to the foregoing, this Agreement shall bind any such permitted successors or assigns of the parties hereto.

     Section 13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without references to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     Section 14. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

     Section 15. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement.

     Section 16. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or

17	A/R ADMINISTRATION AGREEMENT

unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 17. Indemnity.

     (a) The Issuer and the Indenture Trustee, but only to the extent of the assets in the Trust Estate and without personal recourse to them, agrees that it shall pay and shall protect, indemnify and save harmless the Issuer Administrator and the Issuer Administrator’s directors, officers, employees, agents and servants, and all Persons controlling, controlled by or under common control or otherwise affiliated with the Issuer Administrator (each of the foregoing an “Indemnified Person”) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, fees and expenses of counsel) of any nature (including, without limitation, under any federal, state or foreign securities laws, rules or regulations) arising from or relating to this Agreement and the transactions contemplated hereby or by any of the agreements, instruments or documents to which the Issuer Administrator may be a party, whether now existing or hereinafter arising (all of the foregoing being collectively referred to as “Indemnified Amounts”); excluding, however, Indemnified Amounts resulting from the negligence or misconduct of the Issuer Administrator in performing its obligations under this Agreement. If any action, suit or proceeding arising from any of the foregoing is brought against any Indemnified Person, the Issuer and the Indenture Trustee, but only to the extent of the assets of the Indenture Trust available therefor and without personal recourse, will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by its counsel (which counsel shall be reasonably satisfactory to the affected Indemnified Person or Persons) and shall pay all costs of defense as incurred unless it is finally determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

     (b) The Issuer Administrator agrees that it shall pay and shall protect, indemnify and save harmless the Issuer, Delaware Trustee, Indenture Trustee and Eligible Lender Trustee and their directors, officers, employees, agents and servants, and all Persons controlling, controlled by or under common control or otherwise affiliated with them (each of the foregoing an “Indemnified Person”) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, fees and expenses of counsel) of any nature (including, without limitation, under any federal, state or foreign securities laws, rules or regulations) arising from or relating to this Agreement and the transactions contemplated hereby or by any of the agreements, instruments or documents to which the Issuer Administrator may be a party, whether now existing or hereinafter arising (all of the foregoing being collectively referred to as “Indemnified Amounts”); excluding, however, Indemnified Amounts resulting from the negligence or misconduct of the Indemnified Persons in performing their obligations under this Agreement. If any action, suit or proceeding arising from any of the foregoing is brought against any Indemnified Person, the Issuer will resist and defend such action, suit or proceeding or cause the same to be resisted and defended by its counsel (which counsel shall be reasonably satisfactory to the affected Indemnified Person or Persons) and shall pay all costs

18	A/R ADMINISTRATION AGREEMENT

of defense as incurred unless it is finally determined by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

     (c) This Section 17 shall survive the termination of this Agreement.

     Section 18. Limitation of Liability of Eligible Lender Trustee and Delaware Trustee. Notwithstanding anything contained herein to the contrary, this instrument has been executed by each of Wilmington Trust Company and The Bank of New York, not in its individual capacity but solely in its capacity as Delaware Trustee or Eligible Lender Trustee, as applicable, and in no event shall Wilmington Trust Company or The Bank of New York in its individual capacity or any beneficial owner of the Issuer have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse shall be had solely to the assets of the Issuer.

     Section 19. Third-Party Beneficiary. The parties agree and acknowledge that the Eligible Lender Trustee and the Delaware Trustee are third-party beneficiaries of this Agreement.

     Section 20. No Petition. The parties hereto will not at any time institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any United States federal or state bankruptcy or similar law in connection with any obligations of the Issuer under any Basic Document as such term is defined in the Indenture. The obligations of this Section 20 shall survive termination of this Agreement.

19	A/R ADMINISTRATION AGREEMENT

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HIGHER EDUCATION FUNDING I
By:	WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as
Delaware Trustee

By:	/s/ Janel R. Havrilla

Name:	Janel R. Havrilla

Title:	Financial Services Officer

1	A/R ADMINISTRATION AGREEMENT

WILMINGTON TRUST COMPANY, not in its individual
capacity but solely as Delaware Trustee

By:	/s/ Janel R. Havrilla

Name:	Janel R. Havrilla

Title:	Financial Services Officer

S-1	A/R ADMINISTRATION AGREEMENT

THE BANK OF NEW YORK, not in its individual
capacity but solely as Eligible Lender Trustee

By:	/s/ William Cardozo

Name:	William Cardozo

Title:	Agent

S-2	A/R ADMINISTRATION AGREEMENT

THE BANK OF NEW YORK, as Indenture Trustee

By:	/s/ William Cardozo

Name:	William Cardozo

Title:	Agent

S-3	A/R ADMINISTRATION AGREEMENT

GOAL FINANCIAL, LLC

By:	/s/ Seamus Garland

Name:	Seamus Garland

Title:	Secretary

S-4	A/R ADMINISTRATION AGREEMENT

EXHIBIT A

POWER OF ATTORNEY

STATE OF DELAWARE	)
)
COUNTY OF NEW CASTLE	)

     KNOW ALL MEN BY THESE PRESENTS, that Higher Education Funding I (the “Issuer”), in connection with the Amended and Restated Administration Agreement, dated as of March 1, 2005 (as the same may be amended from time to time, the “Agreement”), among the Issuer, Indenture Trustee, Delaware Trustee, Indenture Trustee and Issuer, as Issuer, does hereby make, constitute and appoint Goal Financial, LLC, and its agents and attorneys, as Attorney-in-Fact to execute on behalf of the Issuer all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Trust Related Agreements, including, without limitation, to appear for and represent the Issuer in connection with the preparation, filing and audit of federal, state and local tax returns pertaining to the Issuer, and with full power to perform any and all acts associated with such returns and audits that the Issuer could perform, including without limitation, the right to distribute and receive confidential information, defend and assert positions in response to audits, initiate and defend litigation, and to execute waivers of restrictions on assessments of deficiencies, consents to the extension of any statutory or regulatory time limit, and settlements.

     All powers of attorney for this purpose heretofore filed or executed by the Issuer are hereby revoked.

     Capitalized terms that are used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     EXECUTED as of this 1st day of March, 2005.

HIGHER EDUCATION FUNDING I

By:	WILMINGTON TRUST COMPANY,
not in its individual capacity
but solely as Delaware Trustee

By:

Name:
Title:

EXHIBIT B

MONTHLY MONITORING REPORT

[See Section 1(h)(11)]

[Provided separately]